AMENDMENT TO CUSTODY AGREEMENT

         This Amendment to the Custody Agreement is made as of March 9, 2004 by and between SENTINEL GROUP FUNDS, INC., SENTINEL PENNSYLVANIA TAX-FREE TRUST, AND SENTINEL VARIABLE PRODUCTS TRUST (each a "Fund") and STATE STREET BANK AND TRUST COMPANY (the "Custodian").

         WHEREAS, each Fund and the Custodian entered into a Custody Agreement dated October 1, 2000 (the "Agreement"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement; and

         WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Agreement to reflect revisions to Rule 17f-5 ("Rule 17f-5") and the adoption of Rule 17f-7 ("Rule 17f-7") promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund and the Custodian desire to amend and restate certain other provisions of the Agreement relating to the custody of assets of each of the Portfolios held outside of the United States.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

I. Sections 4 through 9 of the Agreement are hereby renumbered, as of the effective date of this Amendment, as Sections 6 through 11, respectively.

II. New Sections 4 and 5 of the Agreement are hereby added, as of the effective date of this Amendment as set forth below.

SECTION 4  PROVISIONS RELATING TO RULES 17F-5 AND 17F-7

SECTION 4.1 DEFINITIONS. AS used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

"COUNTRY RISK" means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country's political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

"ELIGIBLE FOREIGN CUSTODIAN" has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC, or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

"ELIGIBLE SECURITIES DEPOSITORY" has the meaning set forth in section (b)(1) of Rule 17f-7.

"FOREIGN ASSETS" means any of the Portfolios' investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolios' transactions in such investments.

"FCM" or "FCM" has the meaning set forth in section (a)(3) of Rule 17f-5.

"RULE 17F-5" means Rule 17f-5 promulgated under the 1940 Act.

"RULE 17F-7" means Rule 17f-7 promulgated under the 1940 Act.

SECTION 4.2  THE CUSTODIAN AS FCM OR "FCM".

         4.2.1 DELEGATION TO THE CUSTODIAN AS FCM. The Fund, by resolution adopted by its Board, hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation as FCM with respect to the Portfolios.

         4.2.2 COUNTRIES COVERED. The FCM shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Agreement, which list of countries may be amended from time to time by the Fund with the agreement of the FCM. The FCM shall list on Schedule A the Eligible Foreign Custodians selected by the FCM to maintain the assets of the Portfolios, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the FCM. The FCM will provide amended versions of Schedule A in accordance with Section 3.2.5 hereof.

Upon the receipt by the FCM of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Fund, on behalf of the Portfolios, of the applicable account opening requirements for such country, the FCM shall be deemed to have been delegated by the Board on behalf of the Portfolios responsibility as FCM with respect to that country and to have accepted such delegation. Execution of this Agreement by the Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A in which the Custodian has previously placed or currently maintains Foreign Assets pursuant to the terms of the Agreement. Following the receipt of Proper Instructions directing the FCM to close the account of a Portfolio with the Eligible Foreign Custodian selected by the FCM in a designated country, the delegation by the Board on behalf of the Portfolios to the Custodian as FCM for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the FCM of the Portfolios with respect to that country.

The FCM may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Fund. Thirty days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Fund, the Custodian shall have no further responsibility in its capacity as FCM to the Fund with respect to the country as to which the Custodian's acceptance of delegation is withdrawn.


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

         4.2.3 SCOPE OF DELEGATED RESPONSIBILITIES:

         (a) SELECTION OF ELIGIBLE FOREIGN CUSTODIANS. Subject to the provisions of this Section 3.2, the FCM may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the FCM in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as FCM to place or maintain Foreign Assets with an Eligible Foreign Custodian, the FCM shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(l).

         (b) CONTRACTS WITH ELIGIBLE FOREIGN CUSTODIANS. The FCM shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the FCM will satisfy the requirements of Rule 17f-5(c)(2).

         (c) MONITORING. In each case in which the FCM maintains Foreign Assets with an Eligible Foreign Custodian selected by the FCM, the FCM shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the contract governing the custody arrangements established by the FCM with the Eligible Foreign Custodian. In the event the FCM determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the FCM shall notify the Board in accordance with Section 3.2.5 hereunder.

         4.2.4 GUIDELINES FOR THE EXERCISE OF DELEGATED AUTHORITY. For purposes of this Section 3.2, the Board shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which the Custodian is serving as FCM of the Portfolios.

         4.2.5 REPORTING REQUIREMENTS. The FCM shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The FCM shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2 after the occurrence of the material change.

         4.2.6 STANDARD OF CARE AS FCM OF A PORTFOLIO. In performing the responsibilities delegated to it, the FCM agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.


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

         4.2.7 REPRESENTATIONS WITH RESPECT TO RULE 17F-5. The FCM represents to the Fund that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5. The Fund represents to the Custodian that the Board has determined that it is reasonable for the Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the FCM of the Portfolios.

         4.2.8 EFFECTIVE DATE AND TERMINATION OF THE CUSTODIAN AS FCM. The Board's delegation to the Custodian as FCM of the Portfolios shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty (30) days after receipt by the non-terminating party of such notice. The provisions of Section
3.2.2 hereof shall govern the delegation to and termination of the Custodian as FCM of the Portfolios with respect to designated countries.

SECTION 4.3  ELIGIBLE SECURITIES DEPOSITORIES.

         4.3.1 ANALYSIS AND MONITORING. The Custodian shall (a) provide the Fund (or its duly-authorized investment manager or investment advisor) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7, and (b) monitor such risks on a continuing basis, and promptly notify the Fund (or its duly-authorized investment manager or investment advisor) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7.

         4.3.2 STANDARD OF CARE. The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1.

SECTION 5 DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS HELD OUTSIDE THE UNITED STATES

SECTION 5.1 DEFINITIONS. As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

"FOREIGN SECURITIES SYSTEM" means an Eligible Securities Depository listed on Schedule B hereto.

"FOREIGN SUB-CUSTODIAN" means a foreign banking institution serving as an Eligible Foreign Custodian.

SECTION 5.2 HOLDING SECURITIES. The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Foreign Sub-Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii), to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

SECTION 5.3 FOREIGN SECURITIES SYSTEMS. Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country.


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

SECTION 5.4  TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

         5.4.1 DELIVERY OF FOREIGN ASSETS. The Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

         (i) upon the sale of such foreign securities for the Portfolio in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

         (ii) in connection with any repurchase agreement related to foreign securities;

         (iii) to the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

         (iv) to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

         (v) to the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

         (vi) to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Foreign Sub-Custodian's own negligence or willful misconduct;

         (vii) for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

         (viii) in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

         (ix) for delivery as security in connection with any borrowing by the Portfolios requiring a pledge of assets by the Portfolios;

         (x) for delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund on behalf of the Portfolio;

         (xi) in connection with the lending of foreign securities; and

         (xii) for any other purpose, but only upon receipt of Proper Instructions specifying the foreign securities to be delivered and naming the person or persons to whom delivery of such securities shall be made.

         5.4.2 PAYMENT OF PORTFOLIO MONIES. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Portfolio in the following cases only:

         (i) upon the purchase of foreign securities for the Portfolio, unless otherwise directed by Proper Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

         (ii) in connection with the conversion, exchange or surrender of foreign securities of the Portfolio;

         (iii) for the payment of any expense or liability of the Portfolio, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees under this Agreement, legal fees, accounting fees, and other operating expenses;

         (iv) for the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolio, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

         (v) for delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund on behalf of the Portfolio;

         (vi) for payment of part or all of the dividends received in respect of securities sold short;

         (vii) in connection with the borrowing or lending of foreign securities; and

         (viii) for any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

         5.4.3 MARKET CONDITIONS. Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to the Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule C hereto at the time or times set forth on such Schedule. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in the Board being provided with substantively less information than had been previously provided hereunder.

SECTION 5.5 REGISTRATION OF FOREIGN SECURITIES. The foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

SECTION 5.6 BANK ACCOUNTS. The Custodian shall identify on its books as belonging to the Fund cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of a Portfolio with a Foreign Sub-Custodian. All accounts referred to in this Section shall be subject only to draft or order by the Custodian (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Portfolio. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

SECTION 5.7 COLLECTION OF INCOME. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, as collected, to the applicable Portfolio. In the event that



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

extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

SECTION 5.8 SHAREHOLDER RIGHTS. With respect to the foreign securities held pursuant to this Section 4, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.

SECTION 5.9 COMMUNICATIONS RELATING TO FOREIGN SECURITIES. The Custodian shall transmit promptly to the Fund written information with respect to materials received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) the Custodian or the respective Foreign Sub-Custodian is in actual possession of such foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power.

SECTION 5.10 LIABILITY OF FOREIGN SUB-CUSTODIANS. Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian's performance of such obligations. At the Fund's election, the Portfolios shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Portfolios have not been made whole for any such loss, damage, cost, expense, liability or claim.

SECTION 5.1 TAX LAW. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Portfolios or the Custodian as custodian of the Portfolios by the tax law of the United States or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Custodian of the obligations imposed on the Fund with respect to the Portfolios or the Custodian as custodian of the Portfolios by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of countries for which the Fund has provided such information.

SECTION 5.12 LIABILITY OF CUSTODIAN. The Custodian shall be liable for the acts or omissions of a Foreign Sub- Custodian to the same extent as set forth with respect to sub-custodians generally in the Agreement and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Sub-Custodian has otherwise acted with reasonable care.

III. Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect. In the event of any conflict between the terms of the Agreement prior to this Amendment and this Amendment, the terms of this Amendment shall prevail. If the Custodian is delegated the responsibilities of FCM pursuant to the terms of
Section 4 hereof, in the event of any conflict between the provisions of Sections 4 and 5 hereof, the provisions of Section 4 shall prevail.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

STATE STREET BANK AND TRUST               SENTINEL GROUP FUNDS, INC.
COMPANY

By: /s/ ROBERT NOVELLANT                  By:    /S/ TOM MALONE
    --------------------                         ---------------
Title:                                    Title: Treasurer and Vice President


                                          SENTINEL PENNSYLVANIA TAX-FREE
                                          TRUST

                                          By:    /S/ TOM MALONE
                                                 ---------------
                                          Title: Treasurer and Vice President

                                          SENTINEL VARIABLE PRODUCTS TRUST

                                          By:    /S/ TOM MALONE
                                                 ---------------
                                          Title: Treasurer and Vice President